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                                                                    Exhibit 23.2

                   (Letterhead of Timothy M. Griffiths, C.P.A)




Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Re: Resolve  Staffing,  Inc.
    Form  SB-2/A

Gentlemen:

I hereby consent to the incorporation of my report as independent auditor accompanying the audited consolidated financial statements of Resolve Staffing, Inc., (formerly Columbialum Staffing, Inc.) as of December 31, 2002 and 2001, and for the years then ended, issued in connection with Resolve Staffing, Inc.'s filing of its amended registration statement, being filed under the Securities Act of 1933, under cover of Form SB-2/A. I also consent to the use of our name under the heading "Experts" in the registration statement.


Very  truly  yours,


/S/  Timothy  M.  Griffiths,  C.P.A.
------------------------------------
Timothy  M.  Griffiths,  C.  P.A.
Tampa,  Florida
June 30,  2003





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